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                            TAX ALLOCATION AGREEMENT
                                     BETWEEN
                       FRONT ROYAL, INC. (Parent Company)
                                       AND
            ROCKWOOD CASUALTY INSURANCE COMPANY (Subsidiary Company)


     THIS AGREEMENT, made as of the 31st day of December, 1996 by and between FRONT ROYAL, INC., a North Carolina corporation (herein referred to as "FRONT ROYAL"), and ROCKWOOD CASUALTY INSURANCE COMPANY, a Pennsylvania stock insurance company (herein referred to as "ROCKWOOD").

                              W I T N E S S E T H:

     1. FRONT ROYAL agrees to file a consolidated federal income tax return including ROCKWOOD for the taxable year of 1996 and for each year thereafter for which a consolidated return is filed. ROCKWOOD hereby authorizes and agrees to be bound by the provisions of the consolidated return regulations found under Internal Revenue Code Section (IRC) 1502.

     2. The tax charge or tax refund to ROCKWOOD under this Agreement shall be the amount that ROCKWOOD would have paid or received if it had filed on a separate return basis with the Internal Revenue Service.

     In the event that ROCKWOOD has a tax liability on a separate company basis, its taxes will be paid to FRONT ROYAL. In the event that ROCKWOOD has a refund of taxes on a separate company basis, the amount will be received from FRONT ROYAL.

     3. This Agreement defines a separate return as a return completed by ROCKWOOD as if it had filed as a separate corporation. However, any adjustments which are deferred under consolidated tax reporting must be considered when filing a separate return. This includes items such as intercompany transactions.

     4. Estimated income tax payments from ROCKWOOD to FRONT ROYAL are to be made within fifteen days of the normal due dates as prescribed by the Internal Revenue Service. If, however, the cumulative estimated income tax payments by ROCKWOOD on any due date exceed the estimated cumulative tax liability of ROCKWOOD at that date, FRONT ROYAL may return the net over- estimated payment to ROCKWOOD.

     5. All settlements for income tax payments to FRONT ROYAL or refund to ROCKWOOD shall be made within ninety days after the date of filing the consolidated income tax return for each respective tax year.

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     6. If taxable income for any year is revised by the Internal Revenue
Service, the tax department of FRONT ROYAL, or other appropriate authority, a recalculation of tax liability for all parties to this Agreement shall be made.


     7. This Agreement shall be terminated if:

          (a)  The parties agree in writing to such termination.

          (b) Membership in the affiliated group ceases or is terminated for any reason whatsoever.

          (c) The affiliated group fails to file a consolidated return for any taxable year.

     8. Notwithstanding the termination of this Agreement, its provisions will remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return.

     9. This Agreement shall not be assignable by any party.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

(SEAL)                                  FRONT ROYAL, INC.



                                        By:_________________________
                                           Name:  J. Adam Abram
                                           Title: Chief Executive
                                                  Officer


(SEAL)                                  ROCKWOOD CASUALTY INSURANCE
                                           COMPANY



                                        By:_________________________
                                           Name:  Gregg T. Davis
                                           Title: Treasurer


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